UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934
(Amendment No.      )

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Nuveen Virginia Quality Municipal Income Fund
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Nuveen Minnesota Quality Municipal Income Fund (NMS)

Nuveen Virginia Quality Municipal Income Fund (NPV)

Material for Proxy Advisory Firms

September 18, 2026

Holders of common shares of Nuveen Minnesota Quality Municipal Income Fund (“Minnesota Municipal” or a “Target Fund”) and Nuveen Virginia Quality Municipal Income Fund (“Virginia Municipal” or a “Target Fund”) previously received a Joint Proxy Statement/Prospectus dated June 30, 2026 (the “Joint Proxy Statement/Prospectus”), and holders of preferred shares of each Target Fund previously received a Joint Proxy Statement dated June 30, 2026, in each case in connection with the solicitation of proxies by each Target Fund’s Board of Trustees (each, a “Board” and each Trustee, a “Board Member”) for use at a special meeting of shareholders of Minnesota Municipal and Virginia Municipal (each, a “Special Meeting” and together, the “Special Meetings”).

At the Special Meetings, shareholders of each Target Fund will be asked to vote to approve an Agreement and Plan of Merger (the “Agreement”) pursuant to which the proposed combination of the Target Fund and Nuveen Municipal Credit Income Fund (the “Acquiring Fund” and together with the Target Funds, the “Funds” or each individually, a “Fund”) will be effected (each, a “Merger” and together, the “Mergers”).

In order to facilitate the review by proxy advisory firms of certain information regarding the Mergers, reproduced below is the Question & Answer section (“Q&A Section”) that is contained in the Joint Proxy Statement/Prospectus that has been previously made available to Target Fund shareholders and was included in the registration statement filed with the Securities and Exchange Commission by the Acquiring Fund. Such Q&A Section is being reproduced substantially as it appears in the Joint Proxy Statement/Prospectus without changes, revisions or the provision of additional information. All section references and page numbers included below correspond to the references and pages of the Joint Proxy Statement/Prospectus.

As the following is only a selection of certain information contained in the Joint Proxy Statement/Prospectus with respect to the proposed Mergers, Target Fund common shareholders are encouraged to read and refer to the entire Joint Proxy Statement/Prospectus for more complete information regarding the Special Meeting and the proposed Mergers.

Proposal Regarding the Mergers

Q.       Why has each Fund’s Board recommended the Merger proposal?

A.	Nuveen Fund Advisors, LLC (“Nuveen Fund Advisors”), a subsidiary of Nuveen, LLC (“Nuveen”) and the Funds’ investment adviser, recommended the Merger proposal as part of an ongoing initiative to streamline Nuveen’s municipal closed-end fund line-up. Each Fund’s Board considered its Fund’s Merger(s) and determined that the Merger(s) would be in the best interests of its Fund. Based on information provided by Nuveen Fund Advisors, each Target Fund’s Board considered that its Fund’s proposed Merger may benefit the common shareholders of its Fund in a number of ways, including, among other things:

●	The potential for higher common share net earnings and distribution levels following the Mergers, due in part to the Acquiring Fund’s ability to invest to a greater degree in lower rated securities and a geographically diverse national portfolio, as well as operating economies from the combined fund’s greater scale;

●	Greater secondary market liquidity and improved secondary market trading for common shares as a result of the combined fund’s greater share volume, which may lead to narrower bid-ask spreads and smaller trade-to-trade price movements;

●	Increased portfolio and leverage management flexibility due to the significantly larger asset base of the combined fund and the Acquiring Fund’s national mandate with greater flexibility to invest in lower rated securities; and

●	Lower total operating expenses (excluding the costs of leverage), as certain fixed costs are spread over a larger asset base.

Each Target Fund’s Board considered that a greater percentage of the Acquiring Fund’s portfolio may be allocated to lower rated municipal securities relative to the amount permitted by the policies of the Target Fund, and that investments in lower rated securities are subject to higher risks than investments in higher rated securities. Each Target Fund’s Board also considered that the Target Fund’s shareholders would lose the benefit of the applicable state tax exemption as a result of the applicable Merger.

With respect to holders of preferred shares of each Target Fund, the Target Fund’s Board considered that, upon the closing of the applicable Merger, holders of any preferred shares outstanding immediately prior to the closing will receive, on a one-for-one basis, newly issued preferred shares of the Acquiring Fund having substantially similar terms to the terms of the corresponding series of preferred shares of the Target Fund as in effect at the closing of the Merger, except that, because of the Acquiring Fund’s policy of investing in a nationally diversified portfolio of municipal securities, the terms of the newly issued preferred shares will not include a provision, currently applicable to each Target Fund’s preferred shares, that generally would require an additional payment to holders subject to the specified state income taxation in the event the Target Fund was required to allocate capital gains and/or ordinary income to a given month’s distribution in order to make such distribution equal, on an after-tax basis, to the amount of the distribution if it was excludable from such state income taxation (in addition to federal income taxation). Only (i) a beneficial owner of preferred shares who is a natural person subject to the applicable state personal income taxation on his or her income or (ii) a beneficial owner, other than a natural person, that seeks to pay dividends (or make other distributions or allocations of income) that are exempt from the applicable state personal income tax is entitled to the benefit of the “gross-up” provision relating to state-specific income tax for the Target Funds.

Based on information provided by Nuveen Fund Advisors, the Acquiring Fund’s Board considered that the Acquiring Fund may benefit from an increase in operating efficiencies and from increased investment capital, which allows the Acquiring Fund to pursue additional investment opportunities. The Acquiring Fund’s Board also considered that the total operating expenses (excluding the costs of leverage) of the combined fund were expected to be substantially similar to the total operating expenses (excluding the costs of leverage) of the Acquiring Fund prior to the Mergers. With respect to holders of preferred shares of the Acquiring Fund, the Acquiring Fund’s Board considered that the outstanding preferred shares of the Acquiring Fund and any preferred shares of the Acquiring Fund to be issued in the Mergers would have equal priority with each other as to payment of dividends and distributions of assets upon dissolution, liquidation or winding up of the affairs of the Acquiring Fund.

Nuveen Fund Advisors and the Boards consider operating expenses (excluding leverage expenses) to be the relevant measure of the operating efficiencies of the Mergers. The Boards considered the amount of leverage among the Funds.

For these reasons, each Fund’s Board has determined that its Fund’s Merger(s) are in the best interest of its Fund and has approved such Merger(s).

Q.	How will preferred shareholders be affected by the Mergers?

A.	The Acquiring Fund has three series of MuniFund Preferred Shares (“MFP Shares”) outstanding and three series of Variable Rate Demand Preferred Shares (“VRDP Shares”) outstanding, and these shares are expected to remain outstanding following the Mergers. Minnesota Municipal has one series of Adjustable Rate MuniFund Term Preferred Shares (“AMTP Shares”) outstanding and Virginia Municipal has one series of VRDP Shares outstanding. Upon the closing of each Merger, holders of any outstanding AMTP Shares of Minnesota Municipal and holders of any outstanding VRDP Shares of Virginia Municipal will receive, on a one-for-one basis, newly issued AMTP Shares and VRDP Shares, respectively, of the Acquiring Fund having substantially similar terms to the terms of the corresponding series of preferred shares of the applicable Target Fund as in effect at the closing, except that, because of the Acquiring Fund’s policy of investing in a nationally diversified portfolio of municipal securities, the terms of the newly issued preferred shares will not include a provision, currently applicable to each Target Fund’s preferred shares, that generally would require an additional payment to holders subject to the specified state income taxation in the event the Target Fund was required to allocate capital gains and/or ordinary income to a given month’s distribution in order to make such distribution equal, on an after-tax basis, to the amount of the distribution if it was excludable from such state income taxation (in addition to federal income taxation). Only (i) a beneficial owner of preferred shares who is a natural person subject to the applicable state personal income taxation on his or her income or (ii) a beneficial owner, other than a natural person, that seeks to pay dividends (or make other distributions or allocations of income) that are exempt from the applicable state personal income tax is entitled to the benefit of the “gross-up” provision relating to state-specific income tax for the Target Funds. The outstanding preferred shares of the Acquiring Fund and any preferred shares to be issued by the Acquiring Fund in the Mergers will have equal priority with each other and with any other preferred shares that the Acquiring Fund may issue in the future as to the payment of dividends and the distribution of assets upon the dissolution, liquidation or winding up of the affairs of the Acquiring Fund.

Following the Mergers, to the extent the Acquiring Fund issues any new preferred shares in the Mergers, holders of preferred shares of the combined fund may hold a smaller percentage of the outstanding preferred shares of the combined fund as compared to their percentage holdings of their respective Fund prior to the Mergers. Additionally, the combined fund will have multiple series and types of preferred shares outstanding. The different types of preferred shares have different characteristics and features, which are described in more detail in the Joint Proxy Statement/Prospectus. See “Proposal—C. Information About the Mergers—Description of AMTP Shares to Be Issued by the Acquiring Fund” beginning on page 48, “Proposal—C. Information About the Mergers—Description of VRDP Shares to Be Issued by the Acquiring Fund” beginning on page 49, “Additional Information About the Acquiring Fund—Description of Outstanding Acquiring Fund MFP Shares” beginning on page 69 and “Additional Information About the Acquiring Fund—Description of Outstanding Acquiring Fund VRDP Shares” beginning on page 71.

Q.	Do the Funds have similar investment objectives, policies and risks?

A.	The Funds have similar investment objectives, policies and risks, but there are differences. Each Fund seeks to provide current income exempt from regular federal income tax by investing primarily in municipal securities. However, there are differences between the investment objectives, policies and risks of the Funds. The principal similarities and differences between the Funds’ investment objectives, policies and risks are as follows:

●	The Target Funds are state-specific municipal funds that seek to provide current income exempt from both regular federal income taxes and state income tax, while the Acquiring Fund is a national municipal fund that seeks to provide current income exempt from regular federal income tax.

●	Under normal circumstances, the Target Funds invest primarily in municipal bonds of a specific state and are subject to economic, political and other risks of a single state, while the Acquiring Fund may invest in municipal obligations of any U.S. state or territory.

●	Under normal circumstances, each Target Fund invests primarily in investment grade securities, while the Acquiring Fund may invest up to 55% of its managed assets in securities that, at the time of investment, are rated below the three highest grades (Baa or BBB or lower) by at least one nationally recognized statistical rating organization (“NRSRO”) including so-called “junk bonds.” A security is considered investment grade if it is rated within the four highest letter grades by at least one NRSRO that rates such security (even if rated lower by another), or if it is unrated but judged to be of comparable quality by the Fund’s investment adviser or sub-adviser. As discussed on page 18 of the Joint Proxy Statement/Prospectus, investments in lower rated securities are subject to higher risks than investments in higher rated securities, including a higher risk that the issuer will be unable to pay interest or principal when due.

●	Each Fund is a diversified, closed-end management investment company and currently employs leverage through the issuance of preferred shares and for Virginia Municipal and the Acquiring Fund, the use of inverse floating rate securities.

See “Proposal—A. Synopsis—Comparison of the Acquiring Fund and the Target Funds—Investment Objectives and Policies” and “Proposal—A. Synopsis—Comparative Risk Information” for more information

Q.	How will the scale of the Target Funds and Acquiring Fund change?

A.	The Mergers would significantly increase scale for the Target Funds, while also adding incremental scale for the Acquiring Fund. The Mergers may increase economies of scale for both Target Funds and the Acquiring Fund.

	As of March 31, 2026
	Minnesota Municipal	Virginia Municipal	Acquiring Fund	Combined Fund Pro Forma
Common Assets	74,956,339	216,164,102	2,409,816,398	2,700,666,839
Managed Assets	124,756,339	363,745,951	4,083,016,398	4,571,518,688
Leverage %	39.9%	40.4%	41.0%	40.9%
% of Combined Fund	2.7%	8.0%	89.3%

See “Proposal—C. Information About the Mergers—Capitalization” for more information.

Q.	How will the Mergers impact fees and expenses for common shareholders of the Target Funds?

A.	The contractual management fee schedule of the combined fund is higher than the contractual management fee schedule of each Target Fund at each breakpoint level because of the differences in the investment mandates of the Funds. The effective management fee of the combined fund is expected to be lower than the effective management fee of Minnesota Municipal by 2 basis points (0.02%) due to the greater scale of the combined fund. The effective management fee of the combined fund is expected to be higher than the effective management fee of Virginia Municipal by 1 basis point (0.01%). In addition, other expenses and leverage expenses are expected to decrease relative to those expenses for each Target Fund as a result of the greater scale of the combined fund.

As of March 31, 2026	Minnesota Municipal	Virginia Municipal	Acquiring Fund	Combined Fund Pro Forma
Management Fees	1.03%	1.00%	1.01%	1.01%
Leverage Costs	2.50%	2.47%	2.42%	2.39%
Other Expenses	0.26%	0.16%	0.07%	0.07%
Total Annual Expenses	3.79%	3.63%	3.50%	3.47%

See the Comparative Fee Tables beginning on page 15 of the Joint Proxy Statement/Prospectus for more detailed information regarding fees and expenses. The Comparative Fee Tables provide examples of how the Mergers may affect fees and expenses. The Comparative Fee Tables are illustrative, and actual fees and expenses may vary. See also “Additional Information About the Acquiring Fund” beginning on page 66.

Q.	How will Target Fund shareholders be impacted by the loss of their respective state tax exemption?

A.	Isolating the taxable equivalent yield impact from the loss of the state tax exemption for the Target Funds results in higher common earnings on a before- and after-tax basis for those common shareholders remaining in the combined fund post-merger. The state tax adjusted equivalent rate uses each state’s maximum tax rate.

	As of March 31, 2026
	Minnesota Municipal	Virginia Municipal	Combined Fund Pro Forma
Common Earnings Yield	4.13%	4.32%	5.36%
Change	+1.23%	+1.04%	N/A
Max Federal and State Tax Rate	50.65%	46.55%	40.80%
Taxable Equivalent Rate	8.25%	7.96%	8.91%
Change	+0.66%	+0.95%	N/A

Q.	How does the Acquiring Fund’s historical returns compare to that of the Target Funds?

A.	Over the long-term, the Acquiring Fund generally has produced incremental net asset value (“NAV”) and market price returns for common shareholders when compared to the Target Funds. The Acquiring Fund’s national mandate and broader long-term investable universe have contributed to its outperformance for certain periods when compared to the Target Funds.

	As of March 31, 2026
	NAV				Market Price
	1Y	3Y	5Y	10Y	1Y	3Y	5Y	10Y
Minnesota Municipal	4.65%	2.64%	-0.30%	1.88%	9.01%	6.52%	1.39%	2.41%
Virginia Municipal	3.38%	2.40%	-0.88%	1.69%	2.00%	5.98%	-2.02%	2.26%
Acquiring Fund	3.29%	3.10%	-0.43%	2.61%	7.62%	7.54%	0.30%	3.73%

Q.	Will the Mergers impact distributions to common shareholders of the Target Funds?

A.	In considering the Mergers, each Target Fund’s Board took into account potential future distribution levels as well as information from Nuveen Fund Advisors indicating that the Acquiring Fund has historically paid higher distributions per common share than each Target Fund. The most recent monthly distribution per common share was $0.0665 for Minnesota Municipal, $0.0650 for Virginia Municipal and $0.0795 for the Acquiring Fund. The annualized distribution rate (expressed as a percentage of NAV as of March 31, 2026) was 6.82% for Minnesota Municipal, 6.93% for Virginia Municipal and 7.69% for the Acquiring Fund. The differences in historical distribution rates were primarily attributable to certain lower expenses per common share and the Acquiring Fund’s greater investment flexibility to invest in diverse geographic regions and to invest to a greater degree in lower rated municipal securities. However, distributions for Minnesota Municipal are exempt from federal and Minnesota income taxes and distributions for Virginia Municipal are exempt from federal and Virginia income taxes, while distributions for the Acquiring Fund are exempt from federal income tax only. There is no assurance that distribution rates of the Acquiring Fund will continue at historical levels. While distributions from the combined fund following the Mergers are generally expected to be exempt from federal income tax, such distributions may be subject to state and local income tax, including without limitation Minnesota or Virginia income tax, as applicable.

Q.	What other net benefits to Target Fund common shareholders are expected to result from the Mergers?

A.	As a result of increased scale, Target Fund shareholders are expected to experience better secondary market trading in terms of narrower bid/ask spreads and greater liquidity.

	As of March 31, 2026
	6 Month Avg Bid/Ask Spreads (bps)	Bid/Ask Spread Improvement (bps)	Average Daily Trading Volume
Minnesota Municipal	89.33	+82.02	Increase
Virginia Municipal	46.04	+38.73	Increase

Q.	Will shareholders of the Funds have to pay any fees or expenses in connection with the Mergers?

A.	Yes. The Funds, and indirectly their common shareholders, will bear the costs of the Mergers, whether or not the Mergers are consummated. The allocation of the costs of the Mergers to each Fund is based on the expected benefits of the Mergers to common shareholders following the Mergers, including operating expense savings, improvements in the secondary trading market for common shares and the impact on common share net earnings. Preferred shareholders will not bear any costs of the Mergers.

The costs of the Mergers are estimated to be $1,270,000, but the actual costs may be higher or lower than that amount. These costs represent the estimated nonrecurring expenses of the Funds in carrying out their obligations under the Agreement and consist of management’s estimate of professional service fees, printing costs and mailing charges related to the proposed Mergers. Based on the expected benefits of the Mergers to each Fund, each of Minnesota Municipal, Virginia Municipal and the Acquiring Fund is expected to be allocated $370,000, $820,000 and $80,000, respectively, of the estimated expenses in connection with the Mergers (0.51%, 0.38% and 0.00%, respectively, of Minnesota Municipal’s, Virginia Municipal’s and the Acquiring Fund’s average net assets applicable to common shares for the twelve months ended March 31, 2026). If one or both Mergers is not consummated for any reason, including because the requisite shareholder approvals are not obtained, each of the Funds, and common shareholders of each of the Funds indirectly, will still bear the costs of the Mergers.

Q.	Will the Mergers constitute a taxable event for a Target Fund’s shareholders?

A.	No. As a non-waivable condition to closing of each Merger, each Fund participating in a Merger will receive an opinion of counsel, subject to certain representations, assumptions and conditions, substantially to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). It is expected that shareholders of a Target Fund who receive Acquiring Fund shares pursuant to such Target Fund’s Merger will recognize no gain or loss for U.S. federal income tax purposes as a direct result of such Merger, except to the extent that a Target Fund common shareholder receives cash in lieu of a fractional Acquiring Fund common share (given no fractional Acquiring Fund common shares will be distributed to a Target Fund’s common shareholders in connection with a Merger, as further described in more detail in the attached Joint Proxy Statement/Prospectus). Prior to the closing of its Merger, each Target Fund expects to declare a distribution of all of its net investment income and net capital gains, if any. All or a portion of such distribution made by a Target Fund may be taxable to that Target Fund’s shareholders for U.S. federal income tax purposes. In addition, if the Mergers had occurred as of March 31, 2026, it is estimated that approximately 69% of Minnesota Municipal’s investment portfolio and approximately 64% of Virginia Municipal’s investment portfolio would have been sold by the Acquiring Fund following the Mergers. To the extent the Acquiring Fund sells securities received from a Target Fund following the Mergers, the Acquiring Fund may recognize gains or losses, which may result in taxable distributions to Acquiring Fund shareholders (including former shareholders of a Target Fund who hold shares of the Acquiring Fund following the Mergers). If such sales had been completed as of March 31, 2026, the repositioning would not have generated net capital gain, taking into account capital loss carry forwards. Following the Mergers, the Acquiring Fund’s ability to use capital loss carry forwards may be limited.

Q.	As a result of the Mergers, will common shareholders of a Target Fund receive new shares of the Acquiring Fund?

A.	Yes. Upon the closing of each Merger, Target Fund common shareholders will become common shareholders of the Acquiring Fund. Holders of common shares of each Target Fund will receive newly issued common shares of the Acquiring Fund, with cash being distributed in lieu of fractional common shares. The aggregate NAV, as of the close of trading on the business day immediately prior to the closing of each Merger, of the Acquiring Fund common shares received by each Target Fund’s common shareholders (including, for this purpose, fractional Acquiring Fund common shares to which common shareholders would be entitled) will be equal to the aggregate NAV of the common shares of such Target Fund held by its shareholders as of such time. Fractional Acquiring Fund common shares due to Target Fund common shareholders will be aggregated and sold on the open market, and Target Fund common shareholders will receive cash in lieu of such fractional shares.

Following the Mergers, common shareholders of each Fund will hold a smaller percentage of the outstanding common shares of the combined fund as compared to their percentage holdings of their respective Fund prior to the Mergers.

Q.	What will happen if the required shareholder approvals are not obtained?

A.	The closing of each Merger is subject to the satisfaction or waiver of certain closing conditions, which include customary closing conditions. In order for a Merger to occur, all requisite shareholder approvals must be obtained at the applicable Fund’s shareholder meeting and certain other consents, confirmations and/or waivers from various third parties, including the liquidity providers and/or the initial purchasers with respect to outstanding preferred shares of the Acquiring Fund, must also be obtained. Because the closing of each Merger is contingent upon the applicable Target Fund and the Acquiring Fund obtaining such shareholder approvals and satisfying (or obtaining the waiver of) other closing conditions, it is possible that a Merger will not occur even if shareholders of a Fund entitled to vote approve the Merger and a Fund satisfies all of its closing conditions if the other Fund does not obtain its requisite shareholder approvals or satisfy (or obtain the waiver of) its closing conditions. If a Merger is not consummated, the Board of the Target Fund involved in that Merger may take such actions as it deems in the best interests of the Fund, including conducting additional solicitations with respect to the Merger proposal or continuing to operate the Target Fund as a standalone fund. The closing of each Merger is not contingent on the closing of the other Merger.

Each series of preferred shares was issued on a private placement basis to one or a small number of institutional holders. To the extent that one or more preferred shareholders of a Fund owns, holds or controls, individually or in the aggregate, all or a significant portion of a Fund’s outstanding preferred shares, the approval by a Fund’s preferred shareholders required for a Merger to occur may turn on the exercise of voting or consent rights by such particular shareholder(s) and its or their determination as to the favorable view of the Merger with respect to its or their interests. The Funds exercise no influence or control over the determinations of such shareholders with respect to the Mergers; there is no guarantee that such shareholders will vote to approve a Merger proposal.

Q.	What is the timetable for the Mergers?

A.	If the shareholder approvals and other conditions to closing are satisfied (or waived) in a timely manner, the Mergers are expected to take effect on or about October 5, 2026, or such other date as the parties may agree.

Q.	How does each Board recommend that shareholders vote on the Merger proposal?

A.	After careful consideration, each Board has determined that its Merger proposal is in the best interests of its Fund and recommends that you vote FOR such proposal.

General

Q.	Who do I call if I have questions?

A.	If you need any assistance, or have any questions regarding the proposal or how to vote your shares, please call Computershare Fund Services, the proxy solicitor hired by your Fund, at (888) 550-8069 on weekdays during its business hours of 9:00 a.m. to 11:00 p.m. and Saturdays 12:00 p.m. to 6:00 p.m. Eastern Time. Please have your proxy materials available when you call.

Q.	How do I vote my shares?

A.	You may vote by attending the Special Meetings, or by mail, by telephone or over the Internet:

●	To vote in person, if you own shares directly with a Fund, you may attend such Fund’s Special Meeting and vote in person, or you may execute a proxy designating a representative to attend the Special Meeting and vote on your behalf. If you own shares in “street name” through a broker or nominee, you may attend the Special Meeting and vote in person only if you obtain a proxy from your broker or nominee in advance of the Special Meeting and bring it with you to hand in along with the ballot that will be provided. The date, time and location of each Special Meeting is set forth on the enclosed notice of meeting for the Funds.

●	To vote by mail, please mark, sign, date and mail the enclosed proxy card. No postage is required if mailed in the United States.

●	To vote by telephone, please call the toll-free number located on your proxy card and follow the recorded instructions, using your proxy card as a guide.

●	To vote over the Internet prior to the Special Meetings, go to the Internet address provided on your proxy card and follow the instructions, using your proxy card as a guide.

Q.	Will anyone contact me?

A.	You may receive a call from Computershare Fund Services, the proxy solicitor hired by your Fund, to verify that you received your proxy materials, to answer any questions you may have about your Fund’s Merger proposal and to encourage you to vote your proxy.

We recognize the inconvenience of the proxy solicitation process and would not impose on you if we did not believe that the matter being proposed was important. Once your vote has been registered with the proxy solicitor, your name will be removed from the solicitor’s follow-up contact list.

FORWARD-LOOKING STATEMENTS

Certain statements made or referenced in this material may be forward-looking statements. Actual future results or occurrences may differ significantly from those anticipated in any forward-looking statements due to numerous factors. These include, but are not limited to:

• market developments;

• legal and regulatory developments;

• changes in tax or tax law;

• the ability to satisfy conditions to the proposed mergers; and

• other additional risks and uncertainties.

Investors should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Nuveen and the closed-end funds managed by Nuveen and its affiliates undertake no responsibility to update publicly or revise any forward-looking statements.

The annual and semi-annual reports and other regulatory filings of Nuveen closed-end funds with the Securities and Exchange Commission (“SEC”) are accessible on the SEC’s web site at www.sec.gov and on Nuveen’s web site at www.nuveen.com/cef and may discuss the abovementioned or other factors that affect Nuveen closed-end funds.

Important information on risk

Past performance is no guarantee of future results. All investments carry a certain degree of risk, including the possible loss of principal, and there is no assurance that an investment will provide positive performance over any period of time. Certain products and services may not be available to all entities or persons. There is no guarantee that investment objectives will be achieved.

Closed-end funds frequently trade at a discount from net asset value (NAV). At any point in time, including when sold, shares may be worth more or less than the purchase price or the net asset value, even after considering the reinvestment of fund distributions. It is important to consider the objectives, risks, charges and expenses of any fund before investing.